                             MEMORANDUM OF AGREEMENT

This Memorandum of Agreement ("MOA") is-made this 23rd day of November 2006
Quezon City, Metro Manila, Philippines, between:

1.   ABRA MINING AND INUSTRIAL CORPORATION ("AMIC"), a corporation organized under the laws of the Republic of the Philippines with its business address at 3rd Floor, Jafer Centre Bldg, 118 West Avenue, Quezon City and
     represented by Mr. Jeremias B. Beloy President;

2.   OLYMPUS PACIFIC MINERALS INC. ("OYM") with its office address at Suite 500,
     10 King Street East Toronto, ON M5C 1C3 Canada and represented by Mr. Roger
     F. Dahn; Vice-President, Exploration;

3.   JABEL CORPORATION (JABEL) a corporation organized and existing under the laws of the Republic of the Philippines with address at No. 19 East Lawin
     Drive, Philam, Quezon City and represented by James G. Beloy, President.

BACKGROUND

A.   The parties have agreed that the Grantee shall acquire the option to earn a
     60% interest in AMIC Capcapo mining tenement located in the Municipality of
     Baay-Licuaan, Province of Abra, Philippines, as more particularly described in Clause 1.1 and Schedule A and B.

B.   The parties wish to record the terms and conditions of their agreement in this MOA.

DEFINITIONS

In this Memorandum of Agreement the following words and phrases have the meanings set out after them:

"Affiliate" means any person which directly or indirectly controls, is controlled by, or is under common control with, a Party. For purpose of the preceding sentence, "control" means possession, directly or indirectly of the power to direct or cause direction of management and policies through ownership of voting securities, contract, voting trust or otherwise;

     CAPCAPO" means Sitio Capcapo, Licuan-Baay, Abra, Philippines;

Memorandum of Agreement among OYM, AMIC and JABEL dated 23 November 2006

"EARN-IN PERIOD" means the period commencing on the date hereof and ending on the date that the Grantee exercises its option under Clause 2.8;

"EXPA" means-Exploration Permit Application;

"FIVE-DAY AVERAGE SHARE PRICE" means the weighted average sale price of all shares in OYM sold on the Toronto Stock Exchange during the last five (5)
consecutive trading days on which shares in OYM were sold on that Exchange, prior to:

a.   the signing of this MOA;

b.   the date of signing of the Format Agreement; or

c.   the date of issue;

as appropriate.

"FORMAL AGREEMENT" means a more formal and comprehensive farm-in and incorporated joint venture agreements embodying the terms hereof to be prepared and signed between the parties;

"GRANTEE" means OYM and Philippine nationals associated with OYM;

"JV" means the joint venture contemplated under this MOA;

"MANAGER" means an entity qualified under Philippine law to operate NEWCO;

"MINERAL RESERVE" shall have the meaning given to it by CIMM (NI-43-101) / JORC standards;

"MOA" means this Memorandum of Agreement;

"MPSA" means the Mineral Production Sharing Agreement No. 144-99-CAR;

"NEWCO" means the joint venture company formed pursuant to Clause 3.1;

"OPTION" means the option to earn 60% of the Property pursuant to this MOA and the Formal Agreement;

"OPTION PERIOD" means the period from execution or signing of the Formal
Agreement to the fifth anniversary of execution or signing of the Formal
Agreement;

"OTHER TENEMENTS" means those other mining tenements within the area covering
PATOK under the MPSA No. 141-99-CAR and EXPA#085, situated in the Province of
Abra, more particularly described in Schedule A and B;

"PROFIT" means net profit after payment of all obligations which includes but is not limited to costs, expenditures, interest, taxes, royalties, etc. as evidenced by audited accounts prepared in accordance

with international Generally Accepted Accounting Practices and adjusted to reflect the actual cash flow timing of any income;

`PROPERTY" means the 756 Hectares of Mining Tenement under the MPSA situated in
Capcapo and more or less three thousand five hundred (3,500) hectares of mining tenement under EXPA #085, forming a two kilometre perimeter around the Capcapo extension, more particularly described in Schedules A and B;

"ROYALTY" means 3% of the gross value of production or 6% of the annual Profit of the NEWCO, whichever is higher;

"THIRD PARTY" refers to any person, entity or corporation other than a party or a party's Affiliate.

"TPD" means tonnes per day;

INTERPRETATION

Every thing expressed or implied in this MOA which involves more than one person binds and benefits those people jointly and severally.

A reference to a person includes any other entity or association recognised by law and the reverse.

1.0  REPRESENTATIONS AND WARRANTIES OF AMIC AND JABEL

1.1  JABEL is the holder of the Property, and AMIC has certain rights over the
     Property by virtue of an operating agreement between JABEL and AMIC. With regard to EXPA#085, it is understood that the government may, in accordance with law, exclude from EXPA#085's coverage, area which is not open to mining activities, such as old-growth forests.

1.2  With respect to the right of first refusal within this MOA, JABEL has the exclusive and collective rights to Other Tenements.

1.3  AMIC and JABEL represents and warrants to the Grantee that at the time of signing this MOA:

     1.3.1 AMIC and JABEL have not received any written notice of any alleged violation of environmental laws relating to the Property or any requirement for remedial action at, under or on the Property, which remains outstanding or has not otherwise been complied with as of the date hereof and, to the knowledge of AM1C, no fact or circumstance exists which would give rise to such a claim;

Memorandum of Agreement among OYM, AMIC and JABEL dated 23 November 2006

     1.3.2 The Property and Other Tenements are free from existing mortgages, charges, liens and other encumbrances of whatever nature;

     1.3.3 The Property and Other Tenements have been duly marked off and applied for in accordance with the relevant Mining Laws of the
           Republic of the Philippines;

     1.3.4 The Property and Other Tenements are in good standing;

     1.3.5 There are no claims, demands, litigation, and proceedings pending or threatened against AMIC or JABEL in respect of the rights granted under this MOA;

     1.3.6 AMIC or JABEL have not received notice of any act or omission which may render the Property subject to cancellation, revocation or forfeiture, which may cause any term or condition of the MOA to be amended or otherwise varied, and which may restrict the enjoyment of rights conferred by the Property and Other Tenements or which may prejudice the renewal of the Property and Other Tenements, and it is not aware of any such act or omission;

     1.3.7 No insolvency events have occurred in respect of AMIC or JABEL, nor have any steps been taken for, or fact, act, matter or circumstance occurred, which may likely give rise to any steps being taken for such an insolvency event.

     1.3.8 There are no agreements or understandings relating to the Property among AMIC, JABEL and/or third parties that would be contrary to or impair this MOA

2.0  EARN IN PERIOD OPTION TO EARN 60% OF JABEL'S 100 % INTEREST IN THE PROPERTY

2.1  JABEL and AMIC shall grant to the Grantee the sole and exclusive right and option to earn Sixty Percent (60%) of JABEL's One Hundred Percent (100%)
     rights and interests to the Property on the terms and conditions described herein (the "Option").

2.2  The Grantee may assign all or part of its rights under this MOA to an affiliate of the Grantee, including but not limited to the Grantee's subsidiaries or branch offices that are registered under Philippine law.

2.3  JABEL and AMIC shall grant to the Grantee right of first refusal on the
     Other Tenements. If AMC has a third party offer for any interest in the
     Other Tenements, the Grantee has the right of first refusal to match
     (either on the same terms or on such other terms as may be approved by
     AMIC) the third party's offer within sixty (60) days of being given written notice by AMIC. Written notice will include the complete terms of the third party offer and identity of that third party.

Memorandum of Agreement among OYM, AMIC and JABEL dated 23 November 2006

2.4  AMIC, as the holder of rights under an operating agreement with JABEL, shall enjoy a cost free and non-contributing equity in the Joint Venture
     Partnership until the Grantee vests at Sixty Percent (60%), pursuant to the pertinent provisions of Part3 hereof.

2.5  The Grantee shall be responsible for all property taxes and other government impositions due from the date the Formal Agreement is effective, up to vesting or the date of termination. AMIC shall pay all property taxes and other government impositions currently outstanding.

2.6  The Grantee may terminate the Option at any time upon giving thirty (30)
     days prior written notice to AMIC or JABEL and in such case, the Grantee shall within sixty (60) days thereafter disclose and deliver to AMIC all information and data, including all geological, geophysical and assay results, maps, environmental studies, test and assessments and notifications from regulatory authorities, studies, development etc.
     concerning the Property.

2.7  The Grantee shall make the option payments and issue the shares outlined below.

     2.7.1 On the date of signing of the Formal Agreement the Grantee shall pay to AMIC Two Hundred Thousand US Dollars (US$200,000) in cash.

     2.7.2 Within six months from the date of signing, the Grantee shall cause to be issued to AMIC, Three Hundred Fifty Thousand US Dollars
           (US$350,000) worth of ordinary or common OYM shares subject to the rules of the Toronto Stock Exchange, at no extra cost to AMIC.
           Subject to regulatory approvals, the price of the OYM shares will be the Five-Day Average Share Price prior to the date of signing of
           Formal Agreement.

     2.7.3 Once the Grantee has invested Three Million US Dollars (US$3,000,000)
           towards exploration and/or development expenses on the Property to earn a Forty Percent (40%) interest as outlined. in Clauses 2.7.1 and
           2.7.2 below, the Grantee shall cause to be issued to AMIC, Four
           Hundred Fifty Thousand US Dollars (US$450,000) worth of ordinary or common OYM shares subject to the rules of the Toronto Stock Exchange, at no extra cost to AMIC. Subject to regulatory approvals, the price of the OYM shares will be the Five-day Average Share Price prior to the date of issue.

2.8  The Grantee shall incur staggered investments totaling Six Million US
     Dollars (US$6,000,000) towards exploration and/or development expenses on the Property pursuant to the work program as per attached Schedule C (as amended from time to time) during the Option Period, in the following stages:

     2.8.1 Stage 1 - the Grantee shall invest approximately One Million US
           Dollars (US$1,000,000) on the Property to earn Twenty Percent (20%)
           interest or equity;

     2.8.2 Stage 2 - the Grantee shall invest a further Two Million US Dollars
           (US$2,000,000) on the Property to earn a further Twenty Percent (20%)
           interest or equity (Forty Percent (40%) cumulative total); and

Memorandum of Agreement among OYM, AMIC and JABEL dated 23 November 2006

     2.8.3 Stage 3: the Grantee shall invest a further Three Million US Dollars
           (US$3,000,000) on the Property to earn a further Twenty Percent (20%)
           interest or equity (Sixty Percent (60%) cumulative total).

2.9  If the Grantee fully exercises the Option by making the option payments and incurring the expenditure stipulated under Clauses 2.6 and 2.7 above and/or by finalizing a feasibility study which has been independently audited by a third party that results in making a formal decision to commence mine development, prior to the Option Period, the Grantee shall automatically be vested in a Sixty Percent (60%) interest in the Property with AMIC having a
     Forty Percent (40%) interest.

2.10 If the Grantee vests at Sixty Percent (60%) due to finalizing a feasibility study stipulated under Clause 2.8 above, but has not incurred expenditures totaling Six Million US Dollars (US$6,000,000) on the Property, the
     expenditure difference ("Under-Expenditure") shall be used in the mine development and similar activities in the Property only at the Grantee's sole responsibility during the Joint Venture Period.

3.0  JOINT VENTURE PERIOD

3.1  Once the Grantee is vested at Sixty Percent (60%) a new Joint Venture private company ("NEWCO") will be formed to fund or finance and manage future exploration, development and production on the Property only. It is the NEWCO's sole responsibility to raise the funding or financing requirements of the Property.

3.2  Ownership of NEWCO at formation would be Sixty Percent (60%) the Grantee and Forty Percent (40%) AMIC. Pursuant to Clause 2.2, the Grantee may
     assign all or part of its Sixty Percent (60%) interest to the Grantee's affiliates, including but not limited to the Grantee's subsidiaries or branch offices that are registered under Philippine law,

3.3  Within the limits prescribed by Philippine law, NEWCO will be led by the
     Grantee with Board membership representing all parties and reflecting their respective percentage interest or equity at the time.

3.4  NEWCO's structure, share base and market capital will be established at the time of formation based on the value of the Property.

3.5  Any Grantee "Under Expenditure" from the Earn in Period will be the
     Grantee's funding responsibility prior to any NEWCO financing for the
     Property as per Clause 2.9. The Grantee undertakes to assist AMIC in its funding and financing requirements for the Joint Venture / NEWCO by:

     3.5.1 Approaching banks or similar financiers to obtain debt finance on the basis of presenting a signed-off Feasibility Study; and

Memorandum of Agreement among OYM, AMIC and JABEL dated 23 November 2006

     3.5.2 Introducing AMIC to a network of brokers or investors to assist AMIC in its own capital raising during the term of the contract (i.e.
           IPO's, Private placements, SPV's etc.)

3.6  AMIC may, subject to NEWCO board approval and on commercially competitive terms or fair market price as determined by an independent appraiser appointed by the NEWCO board, use its equipment-inventory/services to finance its equity participation,

3.7  If AMIC is unable to secure its full share of funding, the Grantee would provide AMIC with loans for any balance on the following terms:

     3.7.1 Interest rate to AMIC will be computed at One Hundred Ten Percent
           (110%) per annum of the offered rate to the Grantee, which is LIBOR
           (or equivalent) plus the agreed rate.

     3.7.2 Loan amount secured by AMIC's percentage holding in NEWCO;

     3.7.3 Loan will be recouped through a minimum of Seventy Percent (75%) of
           AMIC's profit share from NEWCO.

3.8  The controlling interest in the joint venture shall nominate a Manager in the operation of the NEWCO with the latter's interest as the paramount consideration. All decisions with respect to the JV/NEWCO will be decided by a simple majority vote with each party having a vote equal to its interest at the time subject to the applicable laws and statutes of the
     Republic of the Philippines.

3.9  Work plans and budgets shall be subject to the review and approval of all parties. In case the parties disagree over work plans or budgets, the parties shall resolve this disagreement amicably, through a mechanism that will be detailed in a further agreement among the parties.

3.10 If either party declines or fails to contribute their respective portions of funds to an approved work plan and budget, then the defaulting party is automatically diluted pro rata.

3.11 Profits of NEWCO shall be distributed accordingly and in proportion to their respective shareholdings.

4.0  MILESTONE PAYMENTS

4.1  Milestones payments, as defined in Clause 4.3, are not part of the
     Grantee's vesting requirements as per Clause 2 above, but are to recognize milestone deposit(s) size achievements from the Property. Milestone payments shall be the sole responsibility of the Grantee and shall not affect the profit sharing scheme of the parties in the NEWCO. All bonuses and milestone payments in the Grantee shares shall, subject to regulatory approval, be computed based on the Five-day Average Share Price at the time of issue_

Memorandum of Agreement among OYM, AMIC and JABEL dated 23 November 2006

4.2  At the option of AMIC only, all milestone payments in the form of cash payments or cash equivalents may be converted to OYM shares. At the option of the Grantee only and if AMIC so decides to accept, all issues of shares may be converted to cash. For conversion purposes, the share prices shall be computed using the Five-day Average Share Price at the time of conversion.

4.3  On defining a cumulative mineral reserve of Two Million (2,000,000) ounces of gold or gold equivalents or achieving a consistent production rate of
     Two Thousand (2,000) TPD (whichever comes first); and successively thereafter, for every additional increment of Two Million (2,000,000)
     ounces of gold mineral reserve or gold equivalents or for every additional increment of Two Thousand (2,000) TPD in the production rate at any given time (whichever comes first), the Grantee shall;

     4.3.1 At no extra cost to AMIC, cause to be issued Two Million (2,000,000)
           ordinary OYM shares, or OYM shares worth Five Million US Dollars
           (US$5,000,000) at the time of issue, whichever is of lower value at the time of issue; and

     4.3.2 Pay to AMIC the amount of Two Million US Dollars (US$ 2,000,000) in cash.

     For the avoidance of doubt, if a payment is made by the Grantee pursuant to either an increment of Two Million (2,000,000) ounces of gold or gold equivalents or achieving a consistent production rate of Two Thousand
     (2,000) TPD, then no payment shall be due on the achievement of the corresponding alternative increment.

     The foregoing may be illustrated as follows: if a gold reserve of Two
     Million (2,000,000) ounces is defined, the Grantee shall make a milestone payment as described above. Subsequently, if a production rate of Two
     Thousand (2,000) TPD is reached, no milestone payment will be made, as the
     Two Thousand (2,000) TPD is an alternative increment of the Two Million
     (2,000,000) ounces reserve. Later on, if a production rate of Four Thousand
     (4,000) TPD is reached, another milestone payment will be made. Still further on, if a gold reserve totaling Four Million (4,000,000) ounces is defined, the Grantee will make no milestone payment, as Four Million
     (4,000,000) ounces reserve is an alternative increment of Four Thousand
     (4,000) TPD.

5.0  TENEMENT HOLDER AND UNDERLYING ROYALTY

5.1  The title of the Property remains in the name of JABEL. JABEL shall upon exercise of the Option hold the same for the benefit of NEWCO.

5.2  JABEL shall not sell, cede, transfer, assign, convey, dispose, encumber, mortgage, pledge or create any security interest over the Property or any part of it without the consent of NEWCO.

5.3.1 In case NEWCO seeks to obtain project financing for the Property, AMIC and
     JABEL shall, upon request of NEWCO, allow the creation of a security interest over the Property in favor of

Memorandum of Agreement among OYM, AMIC and JABEL dated 23 November 2006 the lender. AMIC and JABEL shall execute all documents and obtain all approvals from the government or third parties that would be necessary or useful to create this security interest.

5.4  AMIC and JABEL shall execute an operating agreement in favor of NEWCO and/or any other documents necessary or useful to implement NEWCO's exploration, development and production rights over the Property. AMIC and
     JABEL consents to the registration with the MGB and other government agencies of (i) this MOA and/or the operating agreement; (ii) such other documents that implement or record NEWCO's rights under Clause 5 of this
     MOA; and (iii) any other caveat or similar encumbrance over the Property in favour of the Grantee or NEWCO, as appropriate for the implementation of
     Clause 5 of this MOA,

5.5  Upon the Grantee's formal decision to commence with mine development under
     Clause 2.9, and the formation of NEWCO under Clause 3.1, NEWCO shall, as soon as possible, be added to the titles of the Property as an explicit co-owner of the Property. Specifically, NEWCO shall become a co-holder of the MPSA and a co-applicant of the two-kilometer extension under EXPA#085.
     If EXPA#085 becomes an approved tenement, then NEWCO shall become a co-holder of the approved two-kilometer extension under EXPA#085. JABEL must execute whatever documents necessary to amend the titles of the
     Property so as to make NEWCO an explicit co-owner of the Property.

5.6  After NEWCO becomes a co-owner of the Property, if the development of the
     Property does not proceed due to NEWCO's bad faith, inaction or negligence, then NEWCO may be removed as a co-owner from the titles to the Property.
     This clause does not apply if NEWCO is making diligent efforts to develop the Property and such development is hindered by factors beyond NEWCO's reasonable control, including but not limited to acts of God, war, civil disturbance, disasters, orders of government agencies and other extraordinary situations.

5.7  It is hereby agreed that the Royalty shall be paid to JABEL. The initial payment shall be made one (1) year after full commercial production, and subsequent royalties shall be paid every year thereafter.

5.8  The Grantee shall have the right of first refusal to purchase the Royalty if intended to be sold to any third party during the life of the Formal
     Agreement.

6.0  MISCELLANEOUS

6.1  The Formal Agreement shall be consistent with the details, terms and conditions set forth in this MOA.

6.2  Before the signing of the Formal Agreement, OYM undertakes to register a legal entity with the Securities Exchange Commission that is qualified to enter into the Formal Agreement.

6.3  Violation of any of the terms and conditions set forth herein may be a ground for the rescission or revocation of this MOA. Thereafter, the provisions of Clause 2.5 shall apply.

Memorandum of Agreement among OYM, AMIC and JABEL dated 23 November 2006

6.4  As to each party, this MOA shall take effect upon the date of issuance of a resolution of that party's Board of Directors, which approves the MOA, the authority of the signatory to the MOA and authorizes all acts necessary to implement the MOA. Each party shall present to the other parties, not later than seven (7) days from the signing of this MOA, certifications of the foregoing board resolutions ("Certification"). The Certifications shall be executed by the corporate secretaries of each party.

6.4  This Agreement shall be construed in accordance with the laws of the
     Philippines. Any dispute or claim arising from or relating to the MOA shall be finally settled by compulsory arbitration in Singapore, in the English language, in accordance with the UNCITRAL Arbitration Rules.

6.5  After the signing of this MOA, the parties shall agree upon the contents of a joint press release relating to this MOA.

SIGNED:

For ABRA MINING & INDUSTRIAL            For OLYMPUS PACIFIC MINERALS, INC by:
CORPORATION by:

/s/ Jeremias B. Beloy                   /s/ Roger F. Dahn
-------------------------------------   ----------------------------------------
JEREMIAS B. BELOY                       ROGER F. DAHN
President & CEO                         VP Exploration

                            For JABEL CORPORATION by:

                            /s/ James G. Beloy
                            -------------------------
                            JAMES G. BELOY
                            President

                           SIGNED IN THE PRESENCE OF:

1.                                      2.
   ----------------------------------      -------------------------------------

Memorandum of Agreement among OYM, AMIC and JABEL dated 23 November 2006

                                 ACKNOWLEDGMENT

Republic of the Philippines
   City of                  } S. S,

BEFORE ME, a. Notary Public for and in the above jurisdiction personally appeared the following persons:

       Name         CTC No./Passnort No.   ISSUED ON/AT
-----------------   --------------------   ---------------------------
Jeremias B. Beloy   12518498               9 January 2006, Quezon City

Roger F. Dahn       BD114200               15 February 2005
                                           Fredericton, New Brunswick,
                                           Canada

James G. Beloy      12518500               9 January 2006, Quezon City

who confirmed before me that they are the same persons who executed the foregoing Memorandum of Agreement consisting of 14 pages, including the page on which this Acknowledgment is written and the attached Schedules. They acknowledged to me that the same is their voluntary act and that it is authorized by the corporations that they represent.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my notarial seal this 23/11/2006.

                                           /s/ Atty Roberto Arca
                                           -------------------------------------
                                                      ATTY ROBERTO ARCA
                                                        NOTARY PUBLIC
Doc. No. 61 ;                                      UNTIL DECEMBER 31f 2407
Page No. 13                                    IBP NO. 667673;1/6/06; Zambales
Book No. 12 ;                                  PTR 6. A-4572342;1/6/06/Manila
Series of 2006.                              ROLL NO.2 5564/ TIN NO.119-519-301

Memorandum of Agreement among OYM, AMIC and JABEL dated 23 November 2006

                                   SCHEDULE B

PROPERTY collectively consists of:

1.   Capcapo Property: consisting of 756 Hectares of mining tenement under MPSA situated in Sitio Capcapo, Licuan-Baay, Abra, Philippines.

2.   Capcapo extension: consisting of more or less three thousand five hundred
     (3,500) hectares of mining tenement under EXPA #085 forming a two kilometre perimeter around Capcapo provided that no other existing mining tenements shall be overlapped.

Co-ordinates of the Property are as stated on the attached map (Schedule B) and listed below:

     Station/Corner   Latitudes            Longitudes
     ----------------------------------------------------------
     #1               17(degree)38'35"     120(degree)53'00"
     #2               17(degree)37'40"     124(degree)54'30"
     #3               17(degree)37'x0"     120(degree)54'30"
     #4               17(degree)37'00"     120(degree)55'20"
     #5               17(degree)37'12.5"   120(degree)55'22. 5"
     #6               17(degree)36'58"     120(degree)55'57"
     #7               17(degree)34'00"     120(degree)54'10"
     #8               17(degree)34'00"     120(degree)52'30"
     #9               17(degree)35'00"     120(degree)50'50"

OTHER TENEMENTS collectively consists of

1.   PATOK under MPSA # 141-99-CAR.

2.   EXPA # 085

Memorandum of Agreement among OYM, AMIC and JABEL dated 23 November 2006

                                   SCHEDULE C

        WORK PROGRAM (SUBJECT TO APPROVAL AND REVISION BY THE JV PARTIES)

     The Detailed Work Program for the Three Phases will be worked out by the technical committee of the JV.

A.   PHASE 1
     WORK COMMITMENT

          a.   Geological field work

          b.   Geophysical surveys including ground magnetic surveys and other method techniques which are deemed appropriate

          c.   Geochem surveys which may include detailed soil, stream
               sediments, ridge spur, etc.

          d.   Update of surface mapping

          e.   Completion of due diligence

          f.   Scoping Study

          g.   Identify drilling targets

          h    Exploratory drilling and tunnelling.

          i.   Preliminary Metallurgical Test Work of representative ore types

B.   PHASE 2
     WORK COMMITMENT

     Expenditure in this phase is anticipated to primarily go towards drilling programs on the MPSA to dileneate a potentially economic viable resource.
     Included in this phase will be detailed metallurgical testing.

C.   PHASE 3.
     WORK COMMITMENT

     Expenditure in this Phase are anticipated to be expended largely on
     Feasibility Study supporting work programs such as:

     a.   Detailed Drilling for additional ore reserve;

     b.   Mine design;

     c.   Plant design and infrastructure requirements;

     d.   Independent expert reports;

     e.   Financial modelling.

Memorandum of Agreement among OYM, AMIC and JABEL dated 23 November 2006

                      SUPPLEMENT TO MEMORANDUM OF AGREEMENT

This Supplement to the Memorandum of Agreement ("Supplement") is made this 23rd day of November, 2006 Quezon City, Metro Manila, Philippines, between:

1.   ABRA MINING AND INUSTRIAL CORPORATION, a corporation organized under the laws of the Republic of the Philippines with its business address at 3rd
     Floor, Jafer Centre Bldg, 118 West Avenue, Quezon City and represented by
     Mr. Jeremias B. Beloy President ("AMIC")

2.   OLYMPUS PACIFIC MINERALS INC. with its office address at Suite 500, 10 King
     Street East Toronto, ON M5C 1C3 Canada and represented by Mr. Roger F.
     Dahn, Vice-President, Exploration ("OYM")

3.   JABEL CORPORATION a corporation organized and existing under the laws of the Republic of the Philippines with address at No. 19 East Lawin Drive,
     Philam, Quezon City and represented by James G. Beloy, President ("Jabel")

BACKGROUND

A.   The parties have entered into a Memorandum of Agreement providing that the
     Grantee shall acquire the option to earn a 60% interest in AMIC Capcapo mining tenement located in the Municipality of Baay-Licuaan, Province of
     Abra, Philippines, and that the parties shall form a joint venture company
     ("NEWCO") to fund or finance and manage future exploration, development and production on the Property only.

B.   The parties wish to enter into an agreement with respect to the appointment of a manager and of technical consultants, advisors and subcontractors to the NEWCO.

DEFINITIONS

In this Supplement, the following words and phrases have the meanings set out after them:

"CAPCAPO" means Sitio Capcapo, Licuan-Baay, Abra, Philippines;

"FORMAL AGREEMENT" means a more formal and comprehensive farm-in and incorporated joint venture agreements embodying the terms hereof to be prepared and signed between the parties;

"GRANTEE" means OYM and Philippine nationals associated with OYM;

"MANAGER" means an entity qualified under Philippine law to operate NEWCO;

Memorandum of Agreement among OYM, AMIC and JABEL dated 23 November 2006

"MOA" means the Memorandum of Agreement among AMIC, Jabel and the Grantee dated
- November 23, 2006

"NEWCO" means the joint venture company formed pursuant to clause 1.1;

"PROPERTY" means the 756 Hectares of Mining Tenement under the MPSA situated in
Capcapo and more or less three thousand five hundred (3,500) hectares of mining tenement under EXPA #085, forming a two kilometre perimeter around the Capcapo extension, more particularly described in Schedules A and B of the MOA;

INTERPRETATION

Every thing expressed or implied in this Supplement that involves more than one person binds and benefits those people jointly and severally. A reference to a person includes any other entity or association recognised by law and the reverse, Terms used in this Supplement have the same meaning as ascribed to them in the MOA.

1.0 APPOINTMENT OF MANAGER

1.1  Once the Grantee has obtained a Sixty Percent (60%) interest in the
     Property, as provided in the MOA, a new joint venture private company
     ("NEWCO") will be formed to fund or finance and manage future exploration, development and production on the Property only. It is the NEWCO's sole responsibility to raise the funding or financing requirements of the
     Property.

1.2  The controlling interest of NEWCO shall nominate a Manager to operate the
     NEWCO with the latter's interest as the paramount consideration. All decisions with respect to the NEWCO will be decided by a simple majority vote with each party having a vote equal to its interest at the time subject to the applicable laws and statutes of the Republic of the
     Philippines.

1.3  It is the intent of the Parties that the Manager will not lose or profit by reason of its duties and responsibilities as Manager. The Manager will be entitled to charge a premium service fee on all approved expenditures as below:

     1.3.1 Exploration Phase - 10% on all approved expenditures; and

     1.3.2 Capital Equipment, Construction and Production Phases - 3% on all
           approved expenditures.

1.4  The Grantee may appoint technical consultants, advisors and subcontractors to the operations of NEWCO to render scientific, engineering, geological, environmental and other technical services to the NEWCO. The Grantee has the option to act as NEWCO's technical consultant and/or advisor.

1.5  If due to restrictions under Philippine law, it becomes necessary for the parties to vary their specific arrangement with the Manager, the parties agree in good faith to execute such

Memorandum of Agreement among OYM, AMIC and JABEL dated 23 November 2006 documents or take such actions as would be necessary to render the managerial arrangement in compliance with Philippine law, while remaining as close as possible to the original intent of the parties.

1.6  The service fee under clause 1.3 shall be subject to the review and approval of the parties. In case the parties disagree over the service fee, the parties shall resolve this dispute amicably, through a mechanism that will be detailed by further agreement among the parties.

2.0  MISCELLANEOUS

2.1  The Formal Agreement shall be consistent with the details, terms and conditions set forth in this Supplement.

2.2  As to each party, this Supplement shall take effect upon the date of issuance of a resolution of that party's Board of Directors, which approves the Supplement, the authority of the signatory to the Supplement and authorizes all acts necessary to implement the Supplement. Each party shall present to the other parties, not later than seven (7) days from the signing of this Supplement, certifications of the foregoing board resolutions ("Certification"). The Certifications shall be executed by the corporate secretaries of each party.

2.3  This Supplement shall be construed in accordance with the laws of the
     Philippines. Any dispute or claim arising from or relating to the
     Supplement shall be finally settled by compulsory arbitration in Singapore, in the English language and in accordance with the UNCITRAL Arbitration
     Rules.

SIGNED:

For ABRA MINING & INDUSTRIAL            For OLYMPUS PACIFIC MINERALS,
CORPORATION by:                         INC by:

/s/ Jeremias B. Beloy
-------------------------------------   ----------------------------------------
JEREMIAS B. BELOY                       ROGER F. DAHN
President & CEO                         VP Exploration

                           For JABEL CORPORATION by:

                            /s/ James G. Beloy
                            -------------------------
                                 JAMES G. BELOY
                                   President

Memorandum of Agreement among OYM, AMIC and JABEL dated 23 November 2006

                                 ACKNOWLEDGMENT

Republic of the Philippines }
Quezon City                 } S.S.

BEFORE ME, a Notary Public for and in the above jurisdiction personally appeared the following persons:

       Name         CTC No./Passport No.   Issued on/at
-------------------------------------------------------------------------
Jeremias B. Beloy   12518498               January 09, 2006 / Quezon City

Roger F. Dahn       BD114200               February 15, 2005 / Canada
                                           Expiry Date: February 15, 2010
                    Canadian
                                           January 09, 2006 / Quezon City
James G. Beloy      12518500

who confirmed before me that they are the same persons who executed the foregoing Supplement to the Memorandum of Agreement consisting of [4] pages, including the page on which this Acknowledgment is written. They acknowledged to me that the same is their voluntary act and that it is authorized by the corporations that they represent.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my notarial seal this 23rd day of November 2006_

ATTY ROBERTO B. ARCA

ROLL NO.26564/ TIN NO.119-519-300

Doc. No. 62;
Page No. 13
Book No. 12 ;
Series of 2006.

Memorandum of Agreement among OYM, AMIC and JABEL dated 23 November 2006